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                                                                  EXHIBIT 17


                       Oak Value Capital Management, Inc.
                                University Tower
                         3100 Tower Boulevard; Suite 800
                                Durham, NC 27707




May 20, 1996



Mr. Alvin H. Clemens
Chairman & CEO
Provident American Corporation
2500 DeKalb Pike
Post Office Box 511
Norristown, Pennsylvania 19404-0511

Dear Mr. Clemens:

Please accept this letter as notice of my immediate resignation from the Board of Directors of Provident American Corporation. I also resign from all other Boards of Companies affiliated with Provident on which I may serve.

Most cordially,

/s/  David R. Carr, Jr.
- --------------------------
David R. Carr, Jr.
President & CEO

drc/jmm

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